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                                                                   Exhibit 8 (j)

                          FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is made as of the 16th day of July 2002, between UBS SERIES TRUST ("Fund"), an open-end management investment company organized as a Massachusetts business trust, and NATIONAL SECURITY LIFE AND ANNUITY COMPANY ("Company"), a life insurance company organized under the laws of the State of New York, on its own behalf and on behalf of each segregated asset account of the Company set forth in Schedule A as attached hereto, as such Schedule A may be amended from time to time ("Accounts").

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

     WHEREAS, the Fund is organized as a series fund and has the ability to establish a number of distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios of investments; and

     WHEREAS, the Fund acts as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund ("Participating Insurance Companies"); and

     WHEREAS, UBS Global Asset Management (US) Inc. ("UBS Global AM") is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, a broker-dealer under the Securities Exchange Act of 1934, as amended ("1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and serves as investment advisor and administrator to all Series of the Fund; and

     WHEREAS, the Series of the Fund offered by the Fund to the Company and the Accounts are set forth on Schedule B attached hereto, as such Schedule B may be amended from time to time; and

     WHEREAS, the Fund has received an order ("Exemptive Order") from the Securities and Exchange Commission ("SEC") granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and rules 6e-2(b)(15) and
6e-3(T)(b)(15) thereunder to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans ("Qualified Plans"); and

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     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Class I shares ("Shares") of one or more of the Series on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares' net asset value;

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed between the parties as follows:

     1. SALE OF SHARES. The Fund agrees to make Shares available for purchase by the Accounts or the Company or its affiliates on behalf of the Accounts at the Shares' net asset value as computed in accordance with the Fund's registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act, including the Fund's current prospectus and statement of additional information, as amended or supplemented from time to time ("Fund Registration Statement"). Purchases of Shares will be made in accordance with the provisions of the Fund Registration Statement and the operational procedures mutually agreed to by UBS Global AM and the Company from time to time. The Fund may refuse to sell Shares of any Series to any person or may suspend or terminate the offering of Shares of any Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the trustees of the Fund, necessary in the best interests of the shareholders of any Series.

     2. REDEMPTION OF SHARES. The Fund will redeem Shares when requested by an Account or the Company or its affiliates on behalf of the Account at the Shares' net asset value (as computed in accordance with the Fund Registration Statement) in accordance with the provisions of the Fund Registration Statement and the operational procedures mutually agreed to by UBS Global AM and the Company from time to time.

     3. ACCEPTANCE OF ORDERS. The Fund shall accept purchase and redemption orders resulting from investments in and payments under the Contracts on each Business Day, provided that such orders are received by UBS Global AM or the Fund prior to 9:00 a.m., Eastern time, on such Business Day and reflect instructions received by the Company from Contract holders in good order prior to the time the net asset value of the Series is calculated in accordance with the Fund Registration Statement on the prior Business Day. Notwithstanding the foregoing, the Company shall use its best efforts to provide UBS Global AM or the Fund with such orders by 7:30 a.m. on the Business Day following the Business Day on which instructions are so received by the Company. Orders reflecting instructions received by the Company in good order after the time the net asset value of the Series is calculated will not be deemed received until the next succeeding Business Day. The Company acts as the agent of the Fund and UBS Global AM for the limited purpose of accepting purchase and redemption instructions from Contract holders. UBS Global AM and the Fund may reject purchase and redemption orders that are not in proper form as mutually agreed to by UBS Global AM and the Company from time to time.

     4. PAYMENT FOR PURCHASES AND REDEMPTIONS. Purchase orders shall be paid for in federal funds transmitted by wire no later than the Business Day that the Fund receives notice of the order. The Fund shall use its best efforts to send redemption proceeds in federal funds transmitted by wire no later than the next Business Day after the Fund received notice of the order, unless doing so would cause the Fund to dispose of portfolio securities or otherwise incur


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additional costs. In any event, the Fund will wire proceeds of redemption orders to the Company within the period required under the 1940 Act or the rules, orders or regulations thereunder.

     5. LIMITATION ON SALES OF SHARES. The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts and/or to Qualified Plans, all in accordance with Section 817(h) of the Internal Revenue Code and applicable Treasury Regulations. No shares of any Series will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

     6. BOOK ENTRY. Issuance and transfer of Shares will be by book entry only. Share certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account.

     7. NOTICE OF DIVIDENDS AND DISTRIBUTIONS. The Fund will furnish prompt notice to the Company of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income dividends and capital gain distributions payable on Shares in additional Shares of the same Series. The Fund shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

     8. COMPANY REPORTS. The Company agrees to provide the Fund or its designee on a daily basis with the amount of shares of each portfolio purchased and sold by each owner of the Contracts (and information identifying each Contract owner's investment executive) and such other information concerning transactions in shares of the Fund by the Contract owners as the Fund shall reasonably request.

     9. UNIFORM APPLICATION OF PASS-THROUGH VOTING AND CONFLICTS OF INTEREST. The Fund agrees that all Participating Insurance Companies shall have the same obligations and responsibilities regarding pass-through voting and conflicts of interest as the Company has under this Agreement.

     10. PASS-THROUGH VOTING. With respect to Contracts and Accounts that are subject to the 1940 Act, so long as and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges to Contract owners (including, for purposes of this section, policy owners whose cash values are invested in Shares through the Accounts), the Company will provide pass-through voting privileges to Contract owners. The Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company will be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund. With respect to each Account, the Company will vote Shares held by the Account and for which no timely voting instructions are received from the Contract owners, as well as Shares held by the Account that are owned by the Company for its general account, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Shares held by Contract owners without the prior written consent of the Fund, which may be withheld in the Fund's sole discretion.


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     11.  REPRESENTATIONS. (a) The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of its state of incorporation and that it has legally and validly established each Contract and Account.

     (b) The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust ("UIT") in accordance with the provisions of the 1940 Act and cause each Account to remain so registered to serve as a segregated asset account for the Contracts unless an exemption from registration is available.

     (c) The Company represents and warrants that the Contracts will be registered under the 1933 Act unless an exemption from registration is available prior to any issuance or sale of the Contracts and that the Contracts will be issued and sold in compliance in all material respects with applicable federal and state laws and further that the sale of the Contracts shall comply in all material respects with state insurance law suitability requirements.

     (d) The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Internal Revenue Code, that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     (e) The Fund represents and warrants that the Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by that Act and sold in accordance with all applicable federal and state laws, and that the Fund shall be registered under the 1940 Act to the extent required by that Act, prior to and at the time of any issuance or sale of such Shares. The Fund shall qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

     (f) The Fund represents and warrants that each Series will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Service and applicable regulations thereunder and will notify the Company immediately upon having a reasonable basis for believing any Series has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Series to achieve compliance.

     (g) The Fund represents and warrants that each Series in which the Accounts invest is currently qualified as a "regulated investment company" under Subchapter M of the Internal Revenue Code and will maintain such qualification. The Fund will notify the Company immediately upon having a reasonable basis for believing any Series has ceased to comply or might not so comply in the future.

     12. INDEMNIFICATION. (a) The Fund agrees to indemnify, defend and hold the Company, its officers, directors, employees and agents and any person who controls the Company within the meaning of Section 15 of the 1933 Act (referred to in this Section 12(a) collectively as "Indemnified Parties"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities, amounts paid in settlement with the consent of the Fund and any counsel


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fees incurred in connection therewith) which the Indemnified Parties may incur under the 1933 Act, or under common law or otherwise, (i) arising out of or based upon any alleged untrue statement of a material fact contained in the Fund Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated in the Fund Registration Statement or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by or on behalf of the Company to the Fund for use in the Fund Registration Statement or otherwise for use in connection with the sale of Contracts or Shares; (ii) arising out of or based upon statements or representations (other than statements or representations made in reliance upon and in conformity with information furnished in writing by or on behalf of the Company) or wrongful conduct of the Fund or persons under its control concerning the sale or distribution of the Contracts or Shares; (iii) arising out of or based upon any alleged omission to state a material fact required to be stated in the registration statement for the Contracts (including any amendment or supplement to the prospectus or statement of additional information) ("Contract Registration Statement") or necessary to make the statements therein not misleading, if such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by or on behalf of the Fund to the Company for use in the Contract Registration Statement; or (iv) arise out of or result from any material breach of the representations and/or warranties made by the Fund in this Agreement or any other material breach of this Agreement by the Fund. In no event shall anything contained herein be so construed as to protect the Company against any liability to the Fund or to the shareholders of any Series to which the Company would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

     (b) The Fund shall not be liable to the Company under this indemnity agreement with respect to any claim made against the Company or any other Indemnified Party unless the Company or other such person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Indemnified Party (or after the Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to an Indemnified Party otherwise than on account of this indemnity agreement. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Indemnified Parties in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Indemnified Parties shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the Indemnified Parties for the reasonable fees and expenses of any counsel retained by them.

     (c) The Company agrees to indemnify, defend, and hold the Fund, its officers, trustees, employees and agents and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (in this Section 12(c), referred to collectively as "Indemnified


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Parties"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities, amounts paid in settlement with the consent of the Company and any counsel fees incurred in connection therewith) which the Indemnified Parties may incur under the 1933 Act or under common law or otherwise (i) arising out of or based upon any alleged untrue statement of a material fact contained in the Contract Registration Statement or in the Contracts themselves or in any sales literature generated or approved by the Company on behalf of the Contracts or Accounts or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Contract Registration Statement, Contracts or such sales literature necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by or on behalf of the Fund to the Company for use in the Contract Registration Statement, the Contracts or such sales literature or otherwise for use in connection with the sale of Contracts or Shares; (ii) arising out of or based upon statements or representations (other than statements made in reliance upon and in conformity with information furnished in writing by or on behalf of the Fund) or wrongful conduct of the Company or persons under its control concerning the sale or distribution of the Contracts or Shares; (iii) arising out of or based upon any alleged omission to state a material fact required to be stated in the Fund Registration Statement or necessary to make the statements therein not misleading, if such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by or on behalf of the Company to the Fund for use in the Fund Registration Statement; or (iv) arise out of or result from any material breach of the representations and/or warranties made by the Company in this Agreement or any other material breach of this Agreement by the Company.

     (d) The Company shall not be liable to the Fund under this indemnity agreement with respect to any claim made against the Fund or any other Indemnified Party unless the Fund or other such person shall have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Indemnified Party (or after the Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Company of any claim shall not relieve the Company from any liability which it may have to an Indemnified Party otherwise than on account of this indemnity agreement. The Company shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Indemnified Parties in the suit whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of a suit and retain counsel, the Indemnified Parties shall bear the fees and expenses of any additional counsel retained by them. If the Company does not elect to assume the defense of any suit, it will reimburse the Indemnified Parties for the reasonable fees and expenses of any counsel retained by them.

     (e) These indemnification provisions shall survive termination of this Agreement.


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     13.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE FUND.
The trustees of the Fund and the shareholders of its Series shall not be liable for any obligations of the Fund or any Series under this Contract, and the Company agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Fund or the particular Series in settlement of such right or claims, and not to such trustees or shareholders.

     14. POTENTIAL CONFLICTS. (a) The trustees of the Fund will monitor the operations of the Fund for the existence of any material irreconcilable conflict among the interests of all Contract owners of all separate accounts investing in each Series of the Fund. An irreconcilable conflict may arise, among other things, from (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance laws or regulations; (c) a tax ruling or provision of the Internal Revenue Code or the regulations thereunder; (d) any other development relating to the tax treatment of insurers, contract holders or policy owners or beneficiaries of variable annuity or variable life insurance products; (e) the manner in which the investments of any Series are managed; (f) a difference in voting instructions given by variable annuity contract owners, on the one hand, and variable life insurance policy owners on the other hand, or by the contract holders or policy owners of different Participating Insurance Companies; or; (g) a decision by an insurer to override the voting instructions of participating contract owners.

     (b) The Company is responsible for reporting any potential or existing conflicts to the trustees of the Fund. The Company will be responsible for assisting the trustees in carrying out their responsibilities under this Section 14(b) and Section 14(a), by providing the trustees with all information reasonably necessary for them to consider the issues raised. The Fund will also request its investment advisor to report to the trustees any such conflict which comes to the attention of the advisor.

     (c) If a majority of the trustees of the Fund or a majority of its disinterested trustees determine that a material irreconcilable conflict exists involving the Company, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to eliminate the irreconcilable material conflict, including withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Series and reinvesting such assets in a different investment medium, including another Series of the Fund, offering to the affected Contract owners the option of making such a change or establishing a new funding medium, including a registered investment company.

     For purposes of this Section 14(c), the trustees or the disinterested trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict. In the event of a determination of the existence of an irreconcilable material conflict, the trustees shall cause the Fund to take such action, such as the establishment of one or more additional Series, as they in their sole discretion determine to be in the interest of all shareholders and Contract owners in view of all applicable factors, such as the cost, feasibility, tax, regulatory and other considerations. In no event will the Fund be required by this Section 14(c) to establish a new funding medium for any Contract.

     The Company shall not be required by this Section 14(c) to establish a new funding medium for any Contract if an offer to do so has been declined by a vote of a majority of the Contract owners materially adversely affected by the material irreconcilable conflict. The


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Company will recommend to its Contract owners that they decline an offer to establish a new funding medium only if the Company believes it is in the best interests of the Contract owners.

     15. DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall continue in force until terminated as set forth below:

     (a) At the option of either party, upon 180 days' notice, unless a shorter time is agreed to by the parties.

     (b) At the option of either party, upon the institution of formal proceedings against the other party by the SEC, the NASD or any other regulatory body, the expected or anticipated outcome of which would, in the judgment of the terminating party, materially impair the other party's ability to meet and perform its obligations under this Agreement. Prompt notice of an election to terminate under this provision shall be furnished by the terminating party and shall be effective upon receipt.

     (c) In the event the Fund's Shares are not registered, issued or sold in accordance with applicable federal or state law or such law precludes the use of Shares as the underlying investment medium of the Contracts, the Company may terminate this Agreement effective upon giving notice to the Fund.

     (d) In the event the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable under the Code or if the Fund reasonably believes that the Contracts may fail to so qualify, the Fund may terminate this Agreement effective upon giving notice to the Company.

     (e) At the option of the Fund, upon the Company's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Fund within 10 days after written notice of such breach is delivered to the Company.

     (f) At the option of the Company, upon the Fund's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within 10 days after written notice of such breach is delivered to the Fund.

     (g) At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law, termination shall be effective immediately without notice.

     (h) If this Agreement is assigned without the prior written consent of the other party, termination shall be effective immediately without notice.

     16. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     17. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the 1940 Act, except that Section 13 shall be construed in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the


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 applicable laws of the State of Delaware or the Commonwealth of Massachusetts conflict with the applicable provisions of the l940 Act, the latter shall control.

     18. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

     19. PRIVACY. Company affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

     20. ANTI-MONEY LAUNDERING. UBS Global AM and the Company may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively "the Patriot Act"). Company shall assist UBS Global AM in monitoring transactions in accordance with the Patriot Act. If required by applicable law or regulation, Company shall provide UBS Global AM with documentation evidencing the identity of a beneficial owner or owners of shares of the Fund upon UBS Global AM's specific request when UBS Global AM is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

     21. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "assignment" shall have the same meaning as such terms have in the l940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

    ATTEST:                           UBS GLOBAL ASSET MANAGEMENT (US) INC.

    /s/John Challice                  By: /s/ Edward W. Janeczek
    -----------------------               ------------------------------
       Director                           Name:  Edward W. Janeczek
       John Challice                      Title: Executive Director

    /s/ Keith A. Weller               By: /s/ David M. Goldenberg
    -----------------------               ------------------------------
        Keith A. Weller                   Name:  David M. Goldenberg
        Director                          Title: Executive Director

    ATTEST:                           NATIONAL SECURITY LIFE AND ANNUITY COMPANY

    /s/ B Benedict                    By: /s/ John J. Palmer
    -----------------------               ------------------------------
    Assistant Secretary                   Name:  John J. Palmer
                                          Title: Chief Executive Officer


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                                   SCHEDULE A

      Accounts of Company Participating in Series of UBS Series Trust:

Name of Separate Account                                     Date Established


Variable Account N                                           January 4, 2002

Variable Account L                                           January 4, 2002


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                                   SCHEDULE B

     Series of UBS Series Trust offered to Accounts of Company:

     Tactical Allocation Portfolio


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